Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES
RESULTS FOR FOURTH QUARTER AND FULL YEAR 2019

Houston, Texas (Thursday, March 5, 2020) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced its financial results for the three months and year ended December 31, 2019.

The Company reported net earnings of $2.7 million, or $0.63 per common share, on revenues of $431.3 million for the fourth quarter of 2019, compared to net losses of $3.8 million, or a $0.91 loss per common share, on revenues of $442.6 million for the fourth quarter of 2018. On an adjusted basis, net earnings were $0.9 million, or $0.22 per common share, for the fourth quarter of 2019, compared to net earnings of $2.2 million, or $0.52 per common share, for the fourth quarter of 2018.

For the full year 2019, the Company had net earnings of $8.2 million, or $1.94 per common share, on revenues of $1.81 billion, compared to net earnings of $2.9 million, or $0.70 per common share, on revenues of $1.75 billion for the full year 2018. On an adjusted basis, net earnings were $4.1 million, or $0.96 per common share, for the full year 2019, compared to net earnings of $5.9 million, or $1.40 per common share, for the full year 2018.

Adjusted net (losses) earnings, adjusted (losses) earnings per common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Additional Key Highlights

•Grew net cash flow from operating activities to $3.8 million for the fourth quarter of 2019 compared to $1.2 million for the fourth quarter of 2018. Full year 2019 net cash flow from operating activities increased more than 50% to $46.9 million from $31.0 million in 2018.

•Adjusted cash flow for the fourth quarter of 2019 was $5.5 million, which was relatively flat with $5.7 million for the fourth quarter of 2018. Grew adjusted cash flow to $21.9 million for full year 2019 — a 23% increase from $17.9 million in 2018.

•Paid dividends totaling $0.94 per common share in 2019. Adams has consistently paid a dividend since 1994, or more than 25 years.

•Entered 2020 with a strong balance sheet and enhanced financial flexibility supported by cash and cash equivalents of $113.0 million and no debt at December 31, 2019.

•Marketed 108,627 barrels per day (“bpd”) of crude oil during the fourth quarter of 2019 through Adams’ crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), compared to 110,802 bpd of crude oil during the fourth quarter of 2018. For the full year 2019, GulfMark marketed 107,383 bpd of crude oil versus 79,361 bpd of crude oil in 2018.

•Solidly positioned with 426,397 barrels of crude oil inventory at December 31, 2019 compared to 415,523 barrels at December 31, 2018.

•Ended 2019 with owned or leased fleet across GulfMark and Service Transport Company (“Service Transport”), Adams’ liquid chemicals and dry bulk transportation subsidiary, of 537 tractors and 919 trailers. Through its targeted efforts to further modernize its fleet, Adams’ improved the average life of its tractor fleet to 2.4 years at December 31, 2019 compared to 4.3 years at December 31, 2018.

“We were pleased with our overall results for the fourth quarter of 2019, which included modest improvement in gross margins from the third quarter of 2019 in both of our businesses,” said Kevin J. Roycraft, Chief Executive Officer and President. “We were also pleased with our full year results for 2019, which included more than a 20% increase in adjusted cash flow from 2018 levels.”

“During the fourth quarter of 2019, our Service Transport business unit posted a 3% increase in revenue per mile from the third quarter despite an environment of slightly declining demand for chemical transport. Our ability to grow or maintain trucking rates is directly tied to customer recognition of our industry-leading reputation of on-time and safe product delivery. As a result, in the fourth quarter, we continued to ‘stair-case’ the age of our fleet through the purchase of 66 new tractors and 31 new trailers.”

“GulfMark’s total crude oil volumes for the fourth quarter of 2019 increased 3% from the third quarter of 2019 primarily due to higher volumes in the Gulf Coast, partially offset by decreased volumes coming from our Red River market areas as a result of decreased production. During the fourth quarter, we also further improved the combined age of our fleet through the replacement and purchase of 15 new tractors.”

Capital Investments and Dividends

The Company spent $10.3 million of capital and paid dividends of $1.0 million ($0.24 per common share) during the fourth quarter of 2019. The majority of the capital spending related to the aforementioned purchase of tractors.

For the full year 2019, Adams’ spent $35.7 million on capital projects, substantially associated with further modernization of its combined tractor and trailer fleet. In total, the Company purchased 195 new tractors and 77 new trailers in 2019. In addition, on May 6, 2019, the Company completed the acquisition of the assets of EH Transport, Inc. and affiliates (collectively, “EH Transport”) for $6.4 million, which added 39 tractors and 51 trailers to Service Transport’s fleet.

As previously announced on February 20, 2020, the Company’s Board of Directors declared a quarterly cash dividend for the fourth quarter of 2019 in the amount of $0.24 per common share, payable on March 20, 2020 to shareholders of record as of March 6, 2020.

Outlook

Mr. Roycraft concluded, “For 2020, we are focused on growing market share in an environment where competition in both of our core businesses is expected to remain strong. At GulfMark, we will continue to identify and execute on opportunities to increase margins and cash flow, including increasing our trucking fleet to add to our ability to gather and distribute crude oil. Service Transport’s efforts will remain squarely focused on increasing truck utilization through further enhancements in fleet quality and driver retention and recruitment. We believe this business is uniquely positioned to benefit from all the major downstream infrastructure projects taking place across the Gulf Coast, and we will continue to look for ways to enhance our terminal footprint in support of our efforts to gain new business.”

“In addition to our multi-faceted organic development efforts, we will also evaluate opportunities to further differentiate and grow our market position through the acquisition of businesses that are adjacent and complementary to our existing operating activities. We believe our strong financial position, including more than $100 million in cash and no debt, places us in a strong position to execute on strategic opportunities as appropriate. Of course, any investment decision will be evaluated using a clear and objective lens of what we believe will provide the most long-term benefit for all of our shareholders.”

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Marketing	$416,646	$428,382	$1,748,056	$1,694,437
Transportation	14,693	14,267	63,191	55,776
Total revenues	431,339	442,649	1,811,247	1,750,213

Costs and expenses:
Marketing	409,394	430,812	1,723,216	1,681,045
Transportation	12,490	11,566	53,392	48,169
General and administrative	2,193	2,837	10,198	8,937
Depreciation and amortization	4,375	3,640	16,641	10,654
Total costs and expenses	428,452	448,855	1,803,447	1,748,805

Operating earnings (losses)	2,887	(6,206)	7,800	1,408

Other income (expense):
Gain on dissolution of investment	—	—	573	—
Interest income	621	669	2,766	2,155
Interest expense	(212)	(49)	(636)	(109)
Total other income (expense), net	409	620	2,703	2,046

(Losses) earnings before income taxes	3,296	(5,586)	10,503	3,454

Income tax benefit (provision)	(643)	1,738	(2,296)	(509)

Net (losses) earnings	$2,653	$(3,848)	$8,207	$2,945

Earnings (losses) per share:
Basic net (losses) earnings per common share	$0.63	$(0.91)	$1.94	$0.70
Diluted net (losses) earnings per common share	$0.63	$(0.91)	$1.94	$0.70

Dividends per common share	$0.24	$0.22	$0.94	$0.88

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$112,994	$117,066
Restricted cash	9,261	—
Accounts receivable, net of allowance for doubtful accounts	94,534	85,197
Accounts receivable – related party	—	425
Inventory	26,407	22,779
Derivative assets	—	162
Income tax receivable	2,569	2,404
Prepayments and other current assets	1,559	1,557
Total current assets	247,324	229,590

Property and equipment, net	69,046	44,623
Operating lease right-of-use assets, net	9,576	—
Intangible assets, net	1,597	—
Cash deposits and other	3,299	4,657
Total assets	$330,842	$278,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$147,851	$116,068
Accounts payable – related party	5	29
Derivative liabilities	—	139
Current portion of finance lease obligations	2,167	883
Current portion of operating lease liabilities	2,252	—
Other current liabilities	7,302	6,148
Total current liabilities	159,577	123,267
Other long-term liabilities:
Asset retirement obligations	1,573	1,525
Finance lease obligations	4,376	3,209
Operating lease liabilities	7,323	—
Deferred taxes and other liabilities	6,352	4,271
Total liabilities	179,201	132,272

Commitments and contingencies

Shareholders’ equity	151,641	146,598
Total liabilities and shareholders’ equity	$330,842	$278,870

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2019	2018
Operating activities:
Net earnings	$8,207	$2,945
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	16,641	10,654
Gains on sales of property	(1,400)	(1,240)
Provision for doubtful accounts	(12)	(150)
Stock-based compensation expense	478	255
Deferred income taxes	2,085	936
Net change in fair value contracts	23	(2)
Gain on dissolution of AREC	(573)	—
Changes in assets and liabilities:
Accounts receivable	(8,373)	36,350
Accounts receivable/payable, affiliates	(24)	24
Inventories	(3,628)	(10,587)
Income tax receivable	(165)	(1,087)
Prepayments and other current assets	(2)	(293)
Accounts payable	31,795	(10,252)
Accrued liabilities	1,154	1,744
Other	693	1,717
Net cash provided by operating activities	46,899	31,014

Investing activities:
Property and equipment additions	(35,743)	(11,731)
Asset acquisitions	(5,624)	(10,272)
Proceeds from property sales	3,680	2,038
Proceeds from dissolution of AREC	998	—
Insurance and state collateral (deposits) refunds	652	830
Net cash used in investing activities	(36,037)	(19,135)

Financing activities:
Principal repayments of finance lease obligations	(1,697)	(495)
Dividends paid on common stock	(3,976)	(3,711)
Net cash used in financing activities	(5,673)	(4,206)

Increase in cash and cash equivalents, including restricted cash	5,189	7,673
Cash and cash equivalents, including restricted cash, at beginning of period	117,066	109,393
Cash and cash equivalents, including restricted cash, at end of period	$122,255	$117,066

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Reconciliation of Adjusted Cash Flow to Net (Losses) Earnings:
Net (losses) earnings	$2,653	$(3,848)	$8,207	$2,945
Add (subtract):
Income tax benefit (provision)	643	(1,738)	2,296	509
Depreciation and amortization	4,375	3,640	16,641	10,654
Gains on sales of property	(14)	(350)	(1,400)	(1,240)
Gain on dissolution of AREC	—	—	(573)	—
Stock-based compensation expense	126	111	478	255
Inventory liquidation gains	(2,290)	—	(3,749)	—
Inventory valuation losses	—	7,898	—	5,363
Net change in fair value contracts	3	(7)	23	(2)
Insurance proceeds for Hurricane Harvey claims	—	—	—	(610)
Adjusted cash flow	$5,496	$5,706	$21,923	$17,874

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Adjusted net earnings and earnings
per common share (Non-GAAP):
Net (losses) earnings	$2,653	$(3,848)	$8,207	$2,945
Add (subtract):
Gain on dissolution of AREC	—	—	(573)	—
Gains on sales of property	(14)	(350)	(1,400)	(1,240)
Stock-based compensation expense	126	111	478	255
Net change in fair value contracts	3	(7)	23	(2)
Inventory liquidation gains	(2,290)	—	(3,749)	—
Inventory valuation losses	—	7,898	—	5,363
Insurance proceeds for Hurricane Harvey claims	—	—	—	(610)
Tax effect of adjustments to (losses) earnings	457	(1,607)	1,096	(790)
Adjusted net earnings	$935	$2,197	$4,082	$5,921

Adjusted earnings per common share	$0.22	$0.52	$0.96	$1.40

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Reconciliation of Adjusted Cash Flow to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$3,757	$1,189	$46,899	$31,014
Add (subtract):
Income tax benefit (provision)	643	(1,738)	2,296	509
Deferred income taxes	(592)	(1,621)	(2,085)	(936)
Provision for doubtful accounts	(24)	55	12	150
Inventory liquidation gains	(2,290)	—	(3,749)	—
Inventory valuation losses	—	7,898	—	5,363
Insurance proceeds for Hurricane Harvey claims	—	—	—	(610)
Changes in assets and liabilities	4,002	(77)	(21,450)	(17,616)
Adjusted cash flow	$5,496	$5,706	$21,923	$17,874